Exhibit 99.3

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                            AND RIGHTS OF A SERIES OF
                                 PREFERRED STOCK
                                       OF
                            FRONT PORCH DIGITAL INC.

                                ----------------





         Front Porch Digital Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation (as amended from time to time, the "Articles of Incorporation"), and pursuant to the provisions of
Section 78.030 of the Nevada General Corporation Law, as amended from time to time, said Board of Directors duly adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a series of preferred stock, which resolution is as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, a series of preferred stock of the Corporation known as the Series A Convertible Preferred Stock be, and such series hereby is, created, classified, and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto as EXHIBIT A.

I, Michael Knaisch, Chief Executive Officer of the Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 18th day of August, 2004.







                                             By:  /s/ Michael Knaisch
                                                  ------------------------------
                                                  Name: Michael Knaisch
                                                  Title: Chief Executive Officer

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                                    EXHIBIT A
                                    ---------


       1. DESIGNATION. A total of two million five hundred thousand (2,500,000) shares of the Corporation's preferred stock shall be designated as a series known as Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock").

       2.     VOTING.

              (a) ELECTION OF DIRECTORS. So long as least 500,000 shares of the originally issued shares of Series A Preferred Stock (as adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and similar transactions) remain outstanding, the holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect three (3) Directors of the Corporation. Except as provided in
Section 2(a)(iv) hereof, such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of shares of Series A Preferred Stock called by holders of not less than a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote for such Directors in the manner and on the basis specified above or as otherwise provided by law. If at any time when any share of Series A Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the number of votes specified in Section 2(b) hereof. The holders of outstanding shares of Series A Preferred Stock may, in their sole discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

              (b) VOTING GENERALLY. Each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section 6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section 8 hereof) or by law.

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       3.     DIVIDENDS. Subject to Section 8 hereof, the Corporation may (when, as and if declared by the Board of Directors) declare and distribute dividends among the holders of Series A Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Series A Preferred Stock) as of the record date with respect to the declaration of such dividends; PROVIDED, that the holders of shares of Series A Preferred Stock shall be entitled to participate on such a pro rata basis in any dividends declared with respect to the Common Stock.

       4.     LIQUIDATION; MERGER, ETC.

              (a) SERIES A LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"):

                     (i) each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series A Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, "Junior Stock"), an amount in cash per share of Series A Preferred Stock equal to (A) $12.60 (the "Original Issue Price") PLUS (B) an amount equal to all accumulated but unpaid dividends on such share of Series A Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the "Series A Preference Amount"). If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount due to such holders, such holders of Series A Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

                     (ii) REMAINING ASSETS. After the prior payment in full of the Series A Preference Amount in connection with a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Junior Stock then outstanding in accordance with the terms of such Junior Stock.

              (b) ALTERNATIVE LIQUIDATION PAYMENT. Notwithstanding Section 4(a) hereof, if, upon such Liquidation Event, the holders of outstanding shares of Series A Preferred Stock would receive more than the aggregate amount to be received under Section 4(a) above in the event all of their shares of Series A Preferred Stock were converted into shares of Common Stock pursuant to the provisions of Section 6(a) hereof immediately prior to such Liquidation Event and the holders of shares of Common Stock thereafter received a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of Series A Preferred Stock in connection with such Liquidation Event shall be entitled to be paid in cash, in lieu of the payments described in Section 4(a) above, an amount per share of Series A Preferred Stock equal to such amount as would have been payable in respect of each share of Common Stock (including any fraction thereof) issuable upon conversion of such share of Series A

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


Preferred Stock had such share of Series A Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event pursuant to the provisions of Section 6 hereof.

              (c) AMOUNT PAYABLE IN MERGERS, ETC. Subject to Section 7(e) hereof, the holders of not less than 80% of the voting power of the outstanding shares of Series A Preferred Stock (a "Supermajority Interest") may elect to have treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation), (ii) any sale, lease, license or transfer of all or substantially all of the assets of the Corporation, or (iii) any other transaction pursuant to, or as a result of, which a single party (or group of affiliated parties) acquires or holds capital stock of the Corporation representing a majority of the Corporation's outstanding voting power (such transaction, a "Change of Control Transaction"). If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation or Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series A Preferred Stock), in connection with any such asset sale or Change of Control Transaction, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series A Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in Sections 4(a) and 4(b) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale or Change of Control Transaction, as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section 4(c), including, without limitation, (A) in the case of a merger, consolidation or Change of Control Transaction, causing the definitive agreement relating to such merger, consolidation or Change of Control Transaction to provide for a rate at which the shares of Series A Preferred Stock are converted into or exchanged for cash, new securities or other property, or to provide for shares of Series A Preferred Stock to be redeemed, in each case which gives effect to the preferences and priorities set forth in Sections 4(a) and 4(b) above, or (B) in the case of an asset sale, redeeming the Series A Preferred Stock. The Corporation shall promptly provide to the holders of shares of Series A Preferred Stock such information concerning the terms of such merger, consolidation, asset sale or Change of Control Transaction, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Preferred Stock. The amount deemed distributed to the holders of Series A Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. Any election by a Supermajority Interest pursuant to this Section 4(c) shall be made by written notice to the Corporation and the other holders of Series A Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Supermajority Interest hereunder, all holders of Series A Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Series A Preferred Stock or a Supermajority Interest, as applicable, shall have the right to elect to give effect to the conversion rights contained in
Section 6(a) hereof or the rights contained in Section

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


7(e) hereof, if applicable, instead of giving effect to the provisions contained in this Section 4(c) with respect to the shares of Series A Preferred Stock held by such holders.

              (d) VALUATION OF SECURITIES OR OTHER NON-CASH CONSIDERATION. For purposes of valuing any securities or other non-cash consideration to be delivered to the holders of the Series A Preferred Stock in connection with any transaction to which Section 4(c) is applicable, the following shall apply:

                     (i) If any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the thirty (30)-day period ending three (3) business days prior to the closing;

                     (ii) If any such securities are traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of such securities over the thirty (30)-day period ending three (3) business days prior to the closing; and

                     (iii) If there is no active public market for such securities or other non-cash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation and the holders of not less than a Supermajority Interest, provided that if the Corporation and the holders of a Supermajority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

       5.     REDEMPTION.

              (a) OPTIONAL REDEMPTION; REDEMPTION DATE. At any time on or after August 18, 2008, the holder(s) of a Supermajority Interest may elect to have all (but not less than all) of the outstanding shares of Series A Preferred Stock redeemed. In such event, the Corporation shall redeem all (subject to Section 5(c) hereof) of the outstanding shares of Series A Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Series A Redemption Price specified in Section 5(b) hereof. Any election by a Supermajority Interest pursuant to this Section 5(a) shall be made by written notice to the Corporation and the other holders of Series A Preferred Stock at least fifteen (15) days prior to the elected redemption date (the "Series A Redemption Date"). Upon such election, all holders of Series A Preferred Stock shall be deemed to have elected to have their shares of Series A Preferred Stock redeemed pursuant to this Section 5(a) and such election shall bind all holders of Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Series A Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 6(a) hereof instead of giving effect to the provisions contained in this Section 5(a) with respect to the shares of Series A Preferred Stock held by such holder.

              (b) REDEMPTION PRICE. The price for each share of Series A Preferred Stock redeemed pursuant to this Section 5 shall be an amount (the "Series A Redemption Price") equal to the greater of (i) the Series A Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like), and (ii) the Fair Market Value (as defined below) of the Common Stock into which the Series A Preferred Stock

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


is then convertible. The aggregate Series A Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the Series A Redemption Date.

              For purposes of this Section 5(b), the "Fair Market Value" of any share of Common Stock of the Corporation shall be determined as follows: (i) within five (5) days after written notice from the holders of a Supermajority Interest of their election to redeem is delivered to the Corporation in accordance with Section 5(a) hereof, each of the Corporation and such Supermajority Interest, as a group, shall submit their good faith estimate of such Fair Market Value; (ii) to the extent that the Fair Market Value estimates of the Corporation and such Supermajority Interest differ, the Corporation and such Supermajority Interest shall engage, for an additional five (5)-day period, in negotiations to reach agreement (if possible) on the Fair Market Value; and
(iii) if the Corporation and such Supermajority Interest fail to reach agreement at the end of the foregoing five (5)-day period, the Fair Market Value shall be determined by appraisal as set forth below.

              In the event Fair Market Value is to be determined by appraisal pursuant to the preceding paragraph, the Corporation and such Supermajority Interest shall initially negotiate in good faith to select a mutually agreeable appraiser to determine Fair Market Value with such determination to be binding on all concerned. If the Corporation and such Supermajority Interest shall fail to agree on the selection of such appraiser within five (5) days following the expiration of the five (5)-day period specified in the preceding paragraph, then the Corporation shall select one independent appraiser and such Supermajority Interest shall select another independent appraiser and such appraisers shall promptly designate a third (3rd) independent appraiser which shall determine Fair Market Value. The Fair Market Value under such circumstances shall be the Fair Market Value arrived at by the third appraiser within twenty (20) days following its appointment. In the event that the two original appraisers cannot agree upon the final appraiser within ten (10) days following their selection by the Corporation and such Supermajority Interest, then the final appraiser shall be appointed by the American Arbitration Association. The determination of Fair Market Value shall be conclusive, final and binding on all parties hereto and shall be enforceable in any court having any jurisdiction over a proceeding brought to seek enforcement. All fees and expenses incurred in connection with an appraisal under this Section 5(b) shall be borne by the Corporation. Fair Market Value shall be determined on the basis of the following assumptions: (i) on a "fully diluted" basis (such dilution to be determined in accordance with generally accepted accounting principles consistently applied) as if the Series A Preferred Stock was converted and the Common Stock acquired upon such conversion was sold as part of a sale of all of the capital stock of the Corporation; (ii) as though all outstanding securities which are then convertible into, exercisable for or exchangeable into shares of Common Stock of the Corporation (including, without limitation, vested options and warrants) had been converted into, exercised for or exchanged into Common Stock of the Corporation and any amounts payable upon such conversion, exercise or exchange paid to the Corporation, (iii) without any reduction in value for lack of control or the inherent lack of liquidity of non-public minority interests; (iv) giving full effect to the revenue and, if applicable, earnings history and prospects of the Corporation; and (v) otherwise on a basis which values all Common Stock of the Corporation at the same per share price.

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


              (c) INSUFFICIENT FUNDS. If the funds of the Corporation legally available to redeem shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A Preferred Stock required to be so redeemed, including, without limitation, to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under to create sufficient surplus to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series A Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares of Series A Preferred Stock that the Corporation became obligated to redeem on the Series A Redemption Date (but which it has not yet redeemed) at such Series A Redemption Price.

              (d) INTEREST. If any shares of Series A Preferred Stock are not redeemed on the Series A Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series A Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to fifteen percent (15%), with such interest to accrue daily in arrears and to be compounded quarterly; PROVIDED, HOWEVER, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; PROVIDED, HOWEVER, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Series A Redemption Date to the extent permitted by law.

              (e) RIGHT TO ELECT ADDITIONAL DIRECTORS. If any shares of Series A Preferred Stock are not redeemed on the Series A Redemption Date for any reason, the number of Directors constituting the Board of Directors of the Corporation shall automatically be increased by a number of Directors which, when added to the number of Directors elected by the holders of outstanding shares of Series A Preferred Stock pursuant to Section 2(a) hereof, will constitute a majority of the Board of Directors as it will be constituted following the election of such additional Directors, and the holders of outstanding shares of Series A Preferred Stock shall be entitled, voting as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such additional Directors. The period beginning on the Series A Redemption Date and ending on the date upon which all shares of Series A Preferred Stock required to be redeemed are so redeemed is referred to herein as the "Voting Period."

                     (i) As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of outstanding shares of Series A Preferred Stock to be held not more than ten (10) days after the date of mailing of notice of such meeting. If the Corporation fails to send a notice, any such


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       holder may call the meeting on like notice. The record date for determining the holders of Series A Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Series A Preferred Stock held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), such holders, voting together as a single class to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, shall be entitled to elect the number of Directors prescribed in this Section 5(e), and each share of Series A Preferred Stock shall be entitled to one
       (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders consent).

                     (ii) The terms of office of all persons who are incumbent Directors of the Corporation at the time of a special meeting of the holders of Series A Preferred Stock to elect such additional Directors shall continue, notwithstanding the election at such meeting of the additional Directors that such holders are entitled to elect, and the additional Directors so elected by such holders, together with such incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the holders of the Series A Preferred Stock shall terminate, such incumbent Directors shall constitute the Directors of the Corporation and the rights of the holders of Series A Preferred Stock to elect additional Directors pursuant to this Section 5(e) shall cease.

              (f) DIVIDEND AFTER REDEMPTION DATE. In the event that shares of Series A Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section 3 hereof until the date on which the Corporation actually redeems such shares.

              (g) SURRENDER OF CERTIFICATES. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer; PROVIDED, HOWEVER, that if the Corporation has insufficient funds legally available to redeem all shares of Series A Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Series A Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series A Preferred Stock not so redeemed.

       6. CONVERSION. Shares of Series A Preferred Stock shall be converted into Common Stock in accordance with the following:

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              (a)    VOLUNTARY CONVERSION. Upon the written election of the
holder thereof and without payment of any additional consideration, each outstanding share of Series A Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series A Preference Amount, by (ii) the Conversion Price at the time in effect for such Series A Preferred Stock (such quotient, the "Conversion Rate"). The initial "Conversion Price" per share for shares of Series A Preferred Stock shall be $0.63, subject to adjustment as set forth in Section 7 hereof. Any election by a holder of Series A Preferred Stock pursuant to this Section 6(a) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after August 18, 2004 (the "Closing Date") and through and including the day which is five (5) days prior to the Series A Redemption Date or the closing of any transaction contemplated by Section 4(c) hereof.

              (b) AUTOMATIC CONVERSION. Upon the written election of a Supermajority Interest and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Series A Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate. Any election by a Supermajority Interest pursuant to this Section 6(b) shall be made by written notice to the Corporation and the other holders of Series A Preferred Stock, and such notice may be given at any time after the Closing Date through and including the date which is five (5) days prior to the closing of any transaction contemplated by Section 4(c) hereof. Upon such election, all holders of the Series A Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 6(b) and such election shall bind all holders of Series A Preferred Stock.

              (c)    PROCEDURE FOR CONVERSION.

                     (i) VOLUNTARY CONVERSION. Upon election to convert pursuant to Section 6(a) hereof, the relevant holder or holders of Series A Preferred Stock shall surrender the certificate or certificates representing the Series A Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series A Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Series A Preferred Stock shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

                     (ii) AUTOMATIC CONVERSION. Upon election to convert pursuant to Section 6(b) hereof (the "Automatic Conversion Date"), all outstanding shares of Series

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       A Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Automatic Conversion Date.

              (d)    RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

                     (i) CORPORATE ACTION. By no later than ninety (90) days following the Filing Date (the "Reservation Date"), the Corporation shall have taken such actions as may be necessary to ensure that the number of authorized but unissued shares of Common Stock is sufficient to issue the maximum number of such shares issuable upon the conversion of the Series A Preferred Stock into Common Stock pursuant to the terms hereof. Thereafter, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

                     (ii) RIGHT TO ELECT ADDITIONAL DIRECTORS. If the number of authorized but unissued shares of Common Stock on the Reservation Date is not sufficient to issue the maximum number of such shares as are issuable upon the conversion of the Series A Preferred Stock into Common Stock pursuant to the terms hereof, the number of Directors constituting the Board of Directors of the Corporation shall automatically be increased by a number of Directors which, when added to the number of Directors elected by the holders of outstanding shares of Series A Preferred Stock pursuant to Section 2(a) hereof, will constitute a majority of the Board of Directors as it will be constituted following the election of such additional Directors, and the holders of outstanding shares of Series A Preferred Stock shall be entitled, voting as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the

       Corporation), to elect such additional Directors. The period beginning on the Reservation Date and ending on the date upon which the number of authorized but unissued shares of Common Stock is sufficient to issue the maximum number of such shares as are issuable upon the conversion of the Series A Preferred Stock into Common Stock pursuant to the terms hereof is referred to herein as the "Reservation Period."

                     (iii) As soon as practicable after the commencement of the Reservation Period, the Corporation shall call a special meeting of the holders of outstanding shares of Series A Preferred Stock to be held not more than ten (10) days after the date of mailing of notice of such meeting. If the Corporation fails to send a notice, any such holder may call the meeting on like notice. The record date for determining the holders of Series A Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Series A Preferred Stock held during a Reservation Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), such holders, voting together as a single class to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, shall be entitled to elect the number of Directors prescribed in this Section 6(d), and each share of Series A Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders consent).

                     (iv) The terms of office of all persons who are incumbent Directors of the Corporation at the time of a special meeting of the holders of Series A Preferred Stock to elect such additional Directors shall continue, notwithstanding the election at such meeting of the additional Directors that such holders are entitled to elect, and the additional Directors so elected by such holders, together with such incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of the Reservation Period, the terms of office of the additional Directors elected by the holders of the Series A Preferred Stock shall terminate, such incumbent Directors shall constitute the Directors of the Corporation and the rights of the holders of Series A Preferred Stock to elect additional Directors pursuant to this Section 6(d) shall cease.

              (e) NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock.

       7.     ADJUSTMENTS.

              (a) ADJUSTMENTS TO THE CONVERSION PRICE. Except (i) as provided in Section 7(b) hereof, (ii) in the case of an event described in Section 7(c) hereof and (iii) as the holder(s) of a Supermajority Interest may otherwise agree in writing to waive the provisions hereof, if and whenever after the date this Certificate of Designations is first filed with the Secretary of State of Nevada (the "Filing Date") the Corporation shall issue or sell, or is, in accordance with this Section 7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined in subparagraph (x) below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the Conversion Price then in effect and (B) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).

       For purposes of this Section 7(a), the following shall also be applicable:

                     (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation shall, at any time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), in each case for - consideration per share (determined as provided in this paragraph and in Section 7(a)(vi)) hereof less than the Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing
       (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section 7(a)(iii) hereof, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                     (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation shall, at any time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section 7(a)(vi)) hereof less than the Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the

       Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; PROVIDED, that (1) except as otherwise provided in Section 7(a)(iii) hereof, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

                     (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section 7(a)(i) or any Convertible Securities referred to in Section 7(a)(i) or (ii) hereof,
       (B) the purchase price provided for in any Option referred to in Section 7(a)(i) hereof, (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in
       Section 7(a)(i) or (ii) hereof, or (D) the rate at which Convertible Securities referred to in Section 7(a)(i) or (ii) hereof are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section 7(b) hereof), then the Conversion Price in effect at the time of such event shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

                     (iv) STOCK DIVIDENDS. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price will be adjusted pursuant to this Section 7(a); PROVIDED, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Series A Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section 3; and, PROVIDED, FURTHER, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted to the Conversion Price in effect had such dividend not been declared.

                     (v) OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section 7 with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock; and, PROVIDED, FURTHER, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

                     (vi) CONSIDERATION FOR STOCK. If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(i) or (ii) hereof, as appropriate). In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(i) or(ii) hereof, as appropriate) as determined in good faith by the Board of Directors of the Corporation and a Supermajority Interest. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and a Supermajority Interest. Anything herein to the contrary notwithstanding, if in any case described in this
       Section 7(a)(vi) the Corporation and the holders of a Supermajority Interest are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

                     (vii) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                     (viii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; PROVIDED, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section 7.

                     (ix) OTHER ISSUANCES OR SALES. In calculating any adjustment to the Conversion Price pursuant to this Section 7(a): (A) any shares of Common Stock, Options or Convertible Securities issued or sold (or deemed issued or sold pursuant to Section 7(a)(i) or (ii) above) after the Filing Date and prior to the effective date of such adjustment, the issuance or sale (or deemed issuance or sale) of which did not result in any adjustment to the Conversion Price under this Section 7(a), shall be deemed to have been issued or sold as part of the issuance or sale (or deemed issuance or sale) giving rise to such adjustment for the same consideration per share as the Corporation received in the issuance or sale (or deemed issuance or sale) giving rise to such adjustment, and (B) any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded; PROVIDED, that at such time as the number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, the Conversion Price shall be adjusted as provided in Section 7(a)(iii) above.

                     (x) COMMON STOCK DEEMED OUTSTANDING. For purposes of this Section 7, the term "Common Stock Deemed Outstanding" shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any Options or Convertible Securities outstanding immediately prior to the Filing Date), PLUS (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the Filing Date, the issuance or sale of which resulted in an adjustment to the Conversion Price pursuant to Section 7(a) hereof, PLUS (C) the number of shares of Common Stock deemed issued or sold pursuant to Section 7(a)(ix)(A) above; PROVIDED, that Common Stock Deemed Outstanding shall not include the Series A Preferred Stock or any shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

              (b) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Series A Preferred Stock, upon conversion of other convertible securities issued prior to the Filing Date, or upon exercise of warrants issued prior to the Filing Date, and (ii) up to 22,625,000 shares of Common Stock or options therefor to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors and issued pursuant to the Corporation's 2000 Equity Incentive Plan or 401K Plan ("EXCLUDED SHARES").

              (c) SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section 7(a)(iv) hereof by reason thereof.

              (d) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

              (e) MERGERS, ASSET SALES AND CHANGE OF CONTROL TRANSACTIONS. Upon the election of a Supermajority Interest made in connection with any merger or consolidation of the Corporation with or into another corporation, any sale, lease, license or transfer of all or substantially all of the assets of the Corporation to another corporation or any Change of Control Transaction, each share of Series A Preferred Stock shall remain outstanding and shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of securities or other property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon such merger, consolidation, asset sale or Change of Control Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Section 7 hereof set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in Section 7 hereof (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. Any election by a Supermajority Interest pursuant to this Section 7(e) shall be made by written notice to the Corporation and the other holders of Series A Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Supermajority Interest hereunder, all holders of Series A Preferred Stock shall be deemed to have elected to so participate in such merger, consolidation, asset sale or Change of Control Transaction as provided in this Section 7(e) and such election shall bind all holders of Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Series A Preferred Stock or a Supermajority Interest, as applicable, shall have the right to elect to give effect to the conversion rights contained in Section 6 hereof or the rights contained in Section 4(c) hereof, if applicable, instead of giving effect to the provisions contained in this Section 7(e) with respect to the shares of Series A Preferred Stock held by such holders.

       8. COVENANTS. So long as at least 250,000 shares of the originally issued shares of Series A Preferred Stock (as adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and similar transactions) remain outstanding, the Corporation shall not, and shall not permit any of its subsidiaries to (in any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Supermajority Interest:

              (a) increase, decrease or otherwise modify the size of the Board of Directors of the Corporation such that the number of directors constituting the full Board of Directors of the Corporation shall not be seven
(7);

              (b) declare or pay any dividends or make any distributions of cash, property or securities in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for the redemption of Series A Preferred Stock pursuant to and as provided in this Certificate of Designations;

              (c)    reclassify any capital stock of the Corporation;

              (d) other than securities issuable pursuant to warrants in existence on the Filing Date, authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, in any case ranking senior to or on parity with the Series A Preferred Stock as to liquidation, sale or merger preferences, redemption, covenant or dividend rights, or with any special voting rights;

              (e) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, the Articles of Incorporation or this Certificate of Designations (in each case including, without limitation, increasing the total number of shares of preferred stock (including the Series A Preferred Stock) or Common Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation as in effect on the Closing Date;

              (f) effect any Liquidation Event, any Change of Control Transaction or any other event described in Section 4(c) hereof;

              (g) effect the sale, transfer, license or lease of any assets of the Corporation or any subsidiary to any person or entity other than the Corporation or a wholly-owned subsidiary of the Corporation, other than in the ordinary course of business;

              (h) permit any subsidiary of the Corporation to issue any capital stock, or any securities convertible into or exercisable or exchangeable for capital stock or other securities of such subsidiary, to any person or entity other than to the Corporation or a wholly owned subsidiary of the Corporation;

              (i) make any material change in the nature or conduct of the Corporation's business that results in the Corporation being primarily engaged in a line of business other than information storage or information technology services.

              (j) enter into or consummate a transaction or a series of related transactions with any officer, director, or stockholder or any affiliate thereof or of the Corporation which transaction(s) has a value in excess of $50,000 in the aggregate, other than as part of the normal and customary terms of such person's employment, consultancy or service as a director with the Corporation;

              (k) adopt or amend, or cause any subsidiary of the Corporation to adopt or amend, any stock option plans or equity incentive plans other than amendments to increase the number of shares of Common Stock reserved for issuance as of the Filing Date under the Corporation's stock option plans adopted on or prior to the Filing Date by an aggregate total of five percent (5%); or

              (l) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Supermajority Interest.

       Further, the Corporation shall not, by amendment, alteration or repeal of the Articles of Incorporation or this Certificate of Designations (in each case whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any event described in Section 4(c) hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of the Articles of Incorporation and this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

       9.     PURCHASE RIGHTS.

              (a) RIGHT TO PURCHASE CERTAIN SECURITIES. Except in the case of Excluded Shares, if at any time or from time to time after the Filing Date, the Corporation proposes to issue or sell any shares of Common Stock or other capital stock of the Corporation, Options or Convertible Securities or (the "Proposed Securities"), then each holder of Series A Preferred Stock shall be entitled to acquire a portion of such Proposed Securities on the following terms:

                     (i) The Corporation shall submit a written notice to each holder of the Series A Preferred Stock identifying the terms of the proposed sale of the Proposed Securities (including price, number or aggregate principal amount of securities, the voting powers, preferences and relative participating, optional or other special rights, all other material terms and such other information the holders of Series A Preferred Stock may reasonably request in order to evaluate the proposed issuance);

                     (ii) The Corporation shall offer to each holder of Series A Preferred Stock the opportunity to purchase a portion of the Proposed Securities equal to the product of (1) the number of Proposed Securities, and (2) a fraction, the numerator of which is the number of shares of Common Stock Owned by the holder of Series A Preferred Stock and the denominator of which is the total number of shares of Common Stock Deemed Outstanding, including for purposes of this calculation all shares of Common Stock Owned by the holder of Series A Preferred Stock (such portion of the Proposed Securities is hereinafter referred to as the "First Right Securities"). For the purposes hereof, "Owned" shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into Common Stock and the exercise of all outstanding options or warrants to acquire Common Stock; and

                     (iii) The Corporation's offer to the holders of Series A Preferred Stock pursuant to this Section 9 shall be on terms and conditions, including price, which, taken as a whole, are not less favorable than those on which the Corporation proposes to sell such securities to a third party or parties and shall remain open and irrevocable for a period of twenty (20) days following the Corporation's mailing to the holders of Series A Preferred Stock of the notice described in clause (a) above (the "First Right Offer Period").

              (b) ACCEPTANCE BY HOLDERS OF SERIES A PREFERRED STOCK. Each holder of Series A Preferred Stock may elect to purchase his or her First Right Securities by giving written notice thereof to the Corporation prior to the expiration of the First Right Offer Period, including in such written notice the number of First Right Securities that the holder of Series A Preferred Stock wishes to purchase (the "Accepted First Right Securities").

              (c) SALE TO THIRD PARTY. Any securities so offered that are not purchased by the holders of Series A Preferred Stock pursuant to the offers set forth in Sections 9(a) and (b) above, may be sold by the Corporation, but only on terms and conditions not more favorable than

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those set forth in the notice to holders of Series A Preferred Stock, at any time within sixty (60) calendar days following the termination of the above-referenced twenty (20) day period, but may not be sold to any other person or on terms and conditions, including price, which, taken as a whole, are more favorable to the purchaser than those set forth in such offer or after such sixty (60) day period without renewed compliance with this Section 9.

              (d) CLOSING. The closing of the purchase of any Accepted First Right Securities by a holder of Series A Preferred Stock shall take place not later than thirty (30) calendar days after the expiration of the First Right Offer Period and shall be held at the principal office of the Corporation unless otherwise mutually agreed. At such closing, the Corporation shall cause to be delivered to the holders of Series A Preferred Stock who have elected to purchase Accepted First Right Securities, certificates or other instruments, as applicable, evidencing such Accepted First Right Securities in exchange for the purchase price paid therefor.

       10.    NOTICE; ADJUSTMENTS; WAIVERS.

              (a) LIQUIDATION EVENTS, ETC. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section 4(c) hereof, or any public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event or event deemed a Liquidation Event pursuant to Section 4(c) hereof is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Series A Preferred Stock or Common Stock each holder of Series A Preferred Stock would receive pursuant to the applicable provisions of the Articles of Incorporation (including this Certificate of Designations), and
(3) the facts upon which such amounts were determined.

              (b) ADJUSTMENTS; CALCULATIONS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

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              (c)    WAIVER OF NOTICE. The holder or holders of a Supermajority
Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

              (d) OTHER WAIVERS. The holder or holders of a Supermajority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series A Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series A Preferred Stock and their respective transferees.

       11. NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

       12. CONTRACTUAL RIGHTS OF HOLDERS. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

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